Sungro Minerals Inc.
7445 132nd St.
Surrey, B.C.
V3W 5S7

September 6, 2007

Mr. Carl von Einsiedel
8888 Shook Road
Mission, B.C.,
V2V 7N1

Re: Acquisition of the Chevron Property.

Dear Carl:

This Letter is intended to record the general terms and conditions of our agreement concerning the granting of an option by von Einsiedel to **Sungro Minerals Inc. ("SUNGRO")** whereby SUNGRO may acquire a 100% interest in and to the **two (2) mineral claims that make up the Chevron Property** located northwest of Telegraph Creek, northwestern B.C. as more particularly described in Schedule "A" hereto (the "Property").

In consideration of the sum of $10.00 paid by SUNGRO to von Einsiedel, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Representations and of von Einsiedel and SUNGRO

1.1 von Einsiedel represents and warrants that:

(a) he is the legal and beneficial owner of the Property;

(b) to the best of his knowledge, other than for aboriginal land claims, there are no adverse claims or challenges against or to the ownership of or title to the claims comprising the Property, nor to the best of von Einsiedel's knowledge is there any basis therefore;

(c) to the best of his knowledge, there are no outstanding agreements or options to acquire or purchase any claims comprising the Property and no person has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property (other than for the royalty reserved to Von Einsiedel pursuant to paragraph 2.1 below); and

(d) all claims comprising the Property are valid and transferable;

(e) the claims comprising the Property consist of 2 mineral claims comprising approximately 710 hectares; and

(f) entering into this Agreement and the formal agreement referred to in section 8 below (the "Formal Agreement") does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which Von Einsiedel is a party.

1.2 SUNGRO represents and warrants that:

(a) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(b) entering into this Agreement and the Formal Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which SUNGRO is a party;

(c) this Agreement has been authorized by all necessary corporate action on the part of the SUNGRO; and

2. Option

2.1 Von Einsiedel hereby grants to SUNGRO the exclusive option (the "Option") to earn a 100% interest in and to the Property, subject to a 2 % Net Smelter Return royalty (the "NSR") payable by SUNGRO to Von Einsiedel. For purposes hereof, NSR means the gross value of ore, ore concentrates or bullion shipped from the Property, as shown on the smelter settlement sheets, and any output or production tax levied with respect to production from the Property.

2.2 In order to exercise the Option SUNGRO agrees to make cash payments totaling $100,000 CDN to von Einsiedel as follows:

2.2.1 Cash Payments:

(a) payment of $2,500 within ten (10) business days of signing,

(b) payment of $2,500 within ten (10) business days of SUNGRO becoming free trading on the OTCBB (the "Exchange"),

(c) payment of $10,000 on the first anniversary date of this agreement,

(d) payment of $15,000 on the second anniversary date of this Agreement,

(e) payment of $20,000 on the third anniversary date of this agreement,

(f) payment of $50,000 on the fourth anniversary date of this agreement.

The failure of SUNGRO to make any cash payments within the allotted time shall allow Von Einsiedel to terminate the Option. SUNGRO will use its reasonable best efforts to complete and submit reports to the Exchange and/or such regulatory authority as may be required on a timely basis such that extensions in time are not required.

The cash payments herein are referred to as the "Option Price". For purposes hereof, "Approval" means approval by SUNGRO's Board of Directors (or such regulatory authority as may be required) to the transactions contemplated in this letter Agreement or the Formal Agreement, including the payment of the Option Price.

2.3 The performance of the covenants of SUNGRO pursuant to the terms of this Agreement is subject to: (i) satisfactory due diligence and confirmation of the title to the mineral claims

comprising the Property; and (ii) receipt of the Approval. SUNGRO covenants to use its reasonable best efforts to obtain the Approval as expeditiously as possible.

2.5 It is agreed that SUNGRO may, at any time, purchase up to 1% (or 50% of the total) of the NSR on the Property by paying to Von Einsiedel the sum of $1,000,000 CDN.

3. Title

3.1 SUNGRO will have exercised the Option at such time as it has made the total $100,000 CDN cash payments to Von Einsiedel. Until SUNGRO exercises the Option, title to the Property shall remain in the name of Von Einsiedel or his nominee(s). At such time as SUNGRO exercises the Option, Von Einsiedel agrees to deliver or arrange for delivery of duly executed and recordable transfers that facilitate the transferring an undivided 100% interest to the Property to SUNGRO within ten (10) days of the exercise of the Option (subject only to the NSR). SUNGRO agrees to enter into a formal royalty agreement in a registerable form, which will outline SUNGRO's obligations to provide relevant operational and financial information for purposes of Von Einsiedel confirming the NSR.

4. Obligations of SUNGRO

4.1 Prior to the exercise of the Option, SUNGRO will:

(a) make all filings required by applicable laws of British Columbia relating to the Property and at all times maintain in good standing those mineral claims comprising the Property that are in good standing on the date of the Approval by the doing and filing of assessment reports and payment of taxes and rentals and the performance of all other actions which may be necessary in that regard, and at all times keep the Property free and clear of all liens and encumbrances;

(b) conduct all operations on the Property in proper workmanlike manner, and in compliance with the provisions of the laws of the Province of British Columbia and all other enactments whatsoever pertaining to such operations and all regulations made thereto from time to time, and

(c) provide von Einsiedel with regular reports on the status and results of all exploration activities conducted on the Property by SUNGRO and its agents.

5. Right of Assignment

5.1 SUNGRO has the right to sell, transfer and otherwise assign any of its rights under this Agreement without the consent of Von Einsiedel. In the event of such sale, transfer or other assignment by SUNGRO, such buyer, transferee or assignee must agree to be bound by the terms and conditions of this Agreement.

6. Title Disputes

6.1 SUNGRO shall not be liable to Von Einsiedel, and shall not be deemed in default hereunder for any failure or delay to pay any portion of the Option Price if prior to payment thereof any dispute as to ownership or title to the Property or the minerals therein arises, including native land claims. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, both parties shall take all reasonable steps to

remedy the delay caused by the events referred to above.

6.2 Neither party shall be liable to the other party hereto and neither party shall be deemed in default hereunder for any failure or delay to perform any of its covenants and agreements hereunder including SUNGRO's covenants to undertake work programs on the Property, caused or arising out of any act not reasonably within the control of such party, excluding lack of funds but including without limitation acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, native land claims, blockades, disputes as to Property ownership, war, riots, fire, storm, flood, explosion, government restriction or the obtaining of governmental approvals, or the unavailability of equipment or other causes whether of the kind enumerated above or otherwise. The party affected shall give prompt notice to the other party of the commencement and termination of one of the events referred to above. No right of a party shall be affected for failure or delay of a party to meet any condition of this Agreement, if the failure or delay is caused by one of the events referred to above. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, the party affected shall take all reasonable steps to remedy the delay caused by the events referred to above.

7. Miscellaneous

7.1 Any decision to place the Property into production shall be at the sole discretion of SUNGRO and SUNGRO shall be under no obligation, and nothing in this Agreement shall be construed as creating an obligation upon SUNGRO to place the Property into production and, in the event that the Property is placed into production and operated as a mine, SUNGRO shall have the unfettered right to suspend or curtail any such operation as it in its sole discretion may determine.

7.2 Time is of the essence of this Agreement except as provided for in Section 5.

7.3 Any notice to be required or permitted hereunder will be in writing and sent by prepaid registered mail and deposited in a post office of Canada addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, or, if given by registered mail as aforesaid, will be the third day after the same will have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

7.4 This Agreement supersedes any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the Property.

7.5 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and assigns.

7.6 Each of the parties agree to be responsible for their own respective legal expenses relating to this Agreement and the negotiation and preparation of the Formal Agreement.

7.7 This Agreement and the Formal Agreement shall be interpreted and construed in accordance with the laws of British Columbia.

7.8 All monetary references in this Agreement are to Canadian dollars ("CDN").

8. Formal Agreement

8.1 The parties agree that this is a preliminary agreement which incorporates all of the essential terms of their agreement and that it shall be binding upon them. However, the parties agree to negotiate a formal agreement (the "Formal Agreement") which incorporates such further terms and conditions, all of which are to be based on industry standards. If for whatever reason no Formal Agreement is executed, this letter Agreement will continue and prevail.

8.2 The parties agree that upon execution of the Formal Agreement that all prior understandings and agreements, whether verbal or written, shall be superseded by the terms of the Formal Agreement and that such prior understanding and agreements, including this Agreement, shall be superseded and terminated by the terms of the Formal Agreement.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Agreement in the space provided and returning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

Yours truly,

SUNGRO RESOURCE EXPLORATIONS INC.

The foregoing is hereby confirmed, acknowledged and accepted this 7 day of September, 2007:

Carl von Einsiedel

Witness

Schedule A: Chevron Property (see attached map)

Tenure #'s

1 - 552110
2 - 552111


Internet Mapping Framework
Legend
Indian Reserve
National Parks
Parks
Mineral Tenure (current)
Mineral Claim
Mineral Lease
Mineral Reserves (current)
Survey Parcels
BCGS Grid
Contours (1:250K)
Transportation - Points (1:250K)
Heliport
Airport
Scale: 1:131,353
This map is a user generated static output from an internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.